EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

THE BOARD OF DIRECTORS
TOTAL FINA ELF S.A.

We consent to the incorporation by reference of our report dated February 20, 2003, with respect to the consolidated balance sheets of Total S.A. and its subsidiaries as of December 31, 2002, 2001 and 2000, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, all expressed in euros (which report appears in the December 31, 2002 annual report on Form 20-F of Total S.A.), in this Pre-Effective Amendment No. 3 to the Registration Statement on Form F-3 (File No. 333-104463/333-104463-01) and related Prospectus and to the reference to our firm under the heading “Experts” in this Registration Statement and related Prospectus.

Paris, La Defense, September 24, 2003

/s/ KPMG S.A.

KPMG S.A.